EXHIBIT 10(iii)(c.3)

EXXONMOBIL ADDITIONAL PAYMENTS PLAN

1. Purpose

The purpose of this Plan is to provide additional payments from the general assets of Exxon Mobil Corporation (the “Corporation”) to certain persons. The benefits payable under this Plan consist of two types of pension benefits and a disability benefit. The first pension benefit is a benefit based upon the person’s final average incentive compensation (“Incentive Pension Benefit”). The second pension benefit restores certain benefits that are accrued under a pension plan sponsored by a non-U.S. affiliate of the Corporation but which are not paid (“Overseas Makeup Benefit”). The disability benefit is based on incentive compensation and is paid in the event of a long-term disability (“Disability Benefit”).

2. Incentive Pension Benefits

2.1	Eligibility

A person is eligible to receive Incentive Pension Benefits only if the person satisfies at either of the following requirements:

(A)	the person becomes a retiree within the meaning of the ExxonMobil Common Provisions (“retiree”); or
(B)	in the case of an individual who after terminating employment from the Corporation or any of its affiliates continues employment with Infineum USA Inc. or one of its affiliates (collectively, “Infineum”), becomes a qualified plans retiree within the meaning of the ExxonMobil Common Provisions (“qualified plans retiree”).

2.2	Benefit Formula
(A)	In General

Except as provided in section 2.3 below with respect to former Mobil employees, as defined in the ExxonMobil Common Provisions (“Former Mobil Employees”), the amount of a person’s Incentive Pension Benefit is determined by multiplying 1.6% of the person’s final average incentive compensation by the person’s years of pensionable service as determined under the ExxonMobil Pension Plan (reduced, but not below zero, by the equivalent amount, if any, determined with respect to the person under the ExxonMobil Key Employee Additional Payments Plan), and dividing the amount so derived by twelve. The amount so derived is expressed in the form of a monthly five-year certain and life annuity for the life of the person commencing at the person’s age 65 (“Normal Retirement Age”).

(B)	Final Average Incentive Compensation

For the purposes of paragraph (A) above, a person’s “final average incentive compensation” shall be determined in accordance with this paragraph (B).

(1)	Calculation

(a)	In General

If a person’s eligibility for Incentive Pension Benefits arises from section 2.1(A) above, the person’s final average incentive compensation is the average of the person’s three highest annual bonus awards (including awards of zero, if any) under the Corporation’s Incentive Programs awarded on any of the five most recent annual award dates immediately preceding the person’s termination of employment.

(b)	Corporate Acquisitions

For purposes of applying paragraph (A) above to a person who commences employment with the Corporation or one of its affiliates in connection with a corporate acquisition, incentive compensation paid by the person’s former employer that is the equivalent of bonus awards payable under the Corporation’s Incentive Program may be taken into account as determined by the management of the Corporation in its sole discretion. Management shall have the discretion to exclude any and all prior employer compensation for purposes of this paragraph (b).

(2)	Infineum Participants

If a person’s eligibility for Incentive Pension Benefits arises from Section 2.1(B) above, the person’s final average incentive compensation is the sum of the three highest annual bonus awards under the Corporation’s Incentive Programs, if any, during the five-year period immediately prior to the person’s termination of employment from Infineum, divided by three.

(3)	Annual Bonus Award
(a)	Items Used in Calculation

For purposes of this paragraph (B), in determining the amount of a person’s annual bonus award, only awards granted under the short-term incentive part of the Incentive Programs as cash and bonus units are considered.

(b)	Item Excluded From Calculation

For purposes of this paragraph (B), in determining the amount of a person’s annual bonus award, an award to a person characterized by the granting authority as a special one-time bonus is disregarded, unless deemed specifically includable by the granting authority at the time of grant.

(c)	Calculation of Annual Bonus Award

If an annual bonus award is granted as bonus units, the maximum settlement value obtainable at the time of the grant shall be used in calculating the value of the award.

2.3	Benefit Formula for Former Mobil Employee

(A)	In General

Incentive Pension Benefits for Former Mobil Employees who retire with eligibility for Incentive Pension Benefits under section 2.1 above shall be determined under this section 2.3. The amount of a person’s Incentive Pension Benefit calculated under this section 2.3 is the smaller of

(1)	the amount of the person’s Incentive Pension Benefit otherwise determined under section 2.2 above based on all of the person’s pensionable service under the ExxonMobil Pension Plan, or
(2)	the amount determined by first calculating the person’s Overall Benefit Objective under paragraph (B) below, then subtracting therefrom the person’s Qualified Benefit Objective calculated under paragraph (C) below and the person’s nonqualified PSSP benefit, if any, determined under paragraph (D) below.

The resulting amount is expressed as a monthly five-year certain and life annuity for the life of the person commencing at the person’s Normal Retirement Age.

(B)	Overall Benefit Objective

(1)	In General

A person’s Overall Benefit Objective is the greater of

(a)	the sum of the person’s Mobil Benefit described in paragraph (2) below and the person’s Post-Mobil Benefit described in paragraph (3) below, or
(b)	the person’s Overall ExxonMobil Benefit described in paragraph (4) below.
(2)	Mobil Benefit

A person’s Mobil Benefit is the person’s accrued benefit under the Retirement Plan of Mobil Oil Corporation and the Supplemental Pension and Annuity Program of Mobil Oil Corporation up through the date the person becomes a participant in the ExxonMobil Pension Plan, based on service and compensation up through the date the person becomes a participant in the ExxonMobil Pension Plan.

(3)	Post-Mobil Benefit

A person’s Post-Mobil Benefit is the person’s accrued benefit described in paragraph (4) below based only on the person’s pensionable service after the person becomes a participant in the ExxonMobil Pension Plan.

(4)	Overall ExxonMobil Benefit

A person’s Overall ExxonMobil Benefit is the sum of

(a)	the person’s accrued benefit under the ExxonMobil Pension Plan (including the Pre-Social Security Pension benefit) without any application of the limits under Code section 415 or 401(a)(17), and
(b)	the amount of the person’s Incentive Pension Benefit otherwise determined under section 2.2 above, based on all of the person’s pensionable service under the ExxonMobil Pension Plan.

(5)	Rules for Calculation

In calculating a person’s Mobil Benefit, Post-Mobil Benefit and Overall ExxonMobil Benefit, the Plan administrator shall apply rules similar to those contained in section 2.7 of the ExxonMobil Pension Plan for purposes of calculating the person’s frozen Mobil benefit, post-Mobil benefit, and ExxonMobil benefit, respectively.

(C)	Qualified Benefit Objective

A person’s Qualified Benefit Objective is the person’s accrued benefit under the ExxonMobil Pension Plan, including the person’s Pre-Social Security Pension.

(D)	Nonqualified PSSP Benefit

A person’s Nonqualified PSSP Benefit is the excess, if any, of

(1)	the amount of the person’s Pre-Social Security Pension benefit calculated in connection with the person’s Overall Benefit Objective under paragraph (B) above, over
(2)	the amount of the person’s Pre-Social Security Pension benefit or the equivalent thereof under Part 2 of the ExxonMobil Pension Plan calculated in connection with the person’s Qualified Benefit Objective under paragraph (C) above.
(E)	Plan Administrator Discretion

The procedure for calculating the Incentive Pension Benefit for former Mobil employees under this section 2.3, including the calculation of the benefit comparisons, offsets and reductions, shall be determined in the sole and exclusive discretion of the Plan Administrator. To the extent applicable, the Plan Administrator shall follow the procedures established under the ExxonMobil Pension Plan for performing similar benefit calculations.

2.4	Offset for Similar Benefits

If a participant under this Plan is also entitled to payments comparable to the Incentive Pension Benefit for any portion of the same years of pensionable service under a plan of a service-oriented employer, as defined in the ExxonMobil Common Provisions, other than the Corporation, the amount of the Incentive Pension Benefit is reduced by the respective amount of such comparable payments. In any given case, the Plan Administrator may determine the precise amount of this offset and if a conversion of currency computation is required, may follow the process established under the ExxonMobil Pension Plan.

2.5	Lapse of Incentive Pension Benefit

The portion of any Incentive Pension Benefit deriving from a provisionally granted bonus that is subsequently annulled lapses as of the date of such annulment.

3. Overseas Makeup Benefit

3.1	Eligibility

A person is eligible to receive an Overseas Makeup Benefit if the following conditions are met as determined by the Plan Administrator:

(A)	the person accrues a benefit under a pension plan (“non-U.S. plan”) sponsored by a non-U.S. affiliate of the Corporation;
(B)	the person terminates active participation in the non-U.S. plan and simultaneously becomes a participant in the ExxonMobil Pension Plan or predecessor plan;
(C)	as a result of terminating active participant status under the non-U.S. plan, the person loses eligibility for all or a portion of the benefit under the non-U.S. plan accrued prior to termination; and
(D)	the amount of the lost benefit is not provided under the terms of the ExxonMobil Pension Plan, the ExxonMobil Supplemental Pension Plan, or otherwise under this Plan.

3.2	Benefit Formula

The amount of the Overseas Makeup Benefit is the amount, expressed as a monthly benefit in the form of a five-year certain and life annuity, that is the actuarial equivalent of the lost benefit under the non-U.S. plan. Such amount shall be conclusively determined by the Plan Administrator.

4. Payment of Pension Benefits

4.1	Timing of Payment

(A)	In General

Except as provided under paragraph (B) below, payment of a person’s Incentive Pension Benefit and, if applicable, Overseas Makeup Benefit shall occur as soon as practicable following the later to occur of the following:

(1)	The person’s retirement from ExxonMobil; or
(2)	In the case of a person who, immediately prior to his or her retirement, has a Classification Level of 37 or above (“Key Employee”), the six-month anniversary of the person’s retirement.
(B)	Exception for Disability Retirees

In the case of a person who retires with eligibility for Disability Benefits under article 6 below prior to the first of the month in which the person attains age 55, payment of such benefit shall occur as of the first of the month in which the person attains age 55, or as soon as practicable thereafter.

4.2	Reduction for Early Commencement

If a payment under section 4.1 above occurs prior to the month in which the person reaches Normal Retirement Age, it is reduced by applying the early commencement factors specified under the ExxonMobil Pension Plan for a benefit commencing at the person’s then age.

4.3	Form of Payment

Payment of a person’s Incentive Pension Benefit or Overseas Makeup Benefit shall be made in a lump sum that is the actuarial equivalent of the five-year-certain and life annuity. For this purpose, actuarial equivalence shall be determined by the Plan Administrator using the factors and procedures that are used for the calculation of the lump-sum payment option under the ExxonMobil Pension Plan.

4.4	Adjustment for Key Employees

If payment of a Key Employee’s Incentive Pension Benefit and/or Overseas Makeup Benefit is delayed for six months following retirement because of the requirement set out in section 4.1(A)(2) above, then instead of the lump-sum benefit calculated under section 4.3 above, the person shall receive a lump-sum benefit equal to the greater of the following:

(A)	The lump-sum payment that would otherwise have been calculated for the person under section 4.3 above as if he were not a Key Employee, based on the payment date that would have applied to the individual if he were not a Key employee and on the actuarial factors applicable as of such date under the ExxonMobil Pension Plan, plus interest for the period of delayed payment; or
(B)	A lump-sum that is the actuarial equivalent of the person’s five-year-certain and life annuity calculated as of the delayed payment date and using the actuarial factors applicable as of the six-month anniversary of the person’s retirement date.

Interest shall be credited under paragraph (A) above, at a rate equal to the Citibank prime lending rate in effect on the date the person separates from employment.

5. Death Benefit

5.1	In General

If a person dies who, at the time of his death,

(A)	is an active employee with 15 or more years of Benefit Plan Service, as determined under the ExxonMobil Common Provisions, or
(B)	had retired with eligibility for an Incentive Pension Benefit and/or a Overseas Makeup Benefit and had not received such benefit, a lump-sum death benefit shall be payable to the person’s beneficiary (as determined under section 5.2 below). The death benefit payable to the person’s beneficiary shall be the lump-sum equivalent value of the amount of the Pension Benefit and Overseas Makeup Benefit to which the person was or would have been entitled. For this purpose, equivalent value shall be determined by the Plan Administrator using the factors and procedures that are used for the calculation of similar benefits under the ExxonMobil Pension Plan.

5.2	Designation of Beneficiaries

(A)	In General

A person may name one or more designated beneficiaries to receive payment of the death benefits payable under section 5.1 above in the event of the person’s death. Beneficiary designations shall be made in accordance with such procedures as the Plan Administrator may establish. Spousal consent to any such designation is not required.

(B)	Default Beneficiaries
(1)	In General

If no specific designation is in effect, the deceased’s beneficiary is the person or persons in the first of the following classes of successive beneficiaries living at the time of death of the deceased:

(a)	spouse;
(b)	children who survive the deceased or who die before the deceased leaving children of their own who survive the deceased;
(c)	parents;
(d)	brothers and sisters who survive the deceased or who die before the deceased leaving children of their own who survive the deceased.

If there are no members of any class of such beneficiaries, payment is made to the deceased’s executors or administrators.

(2)	Allocation Among Default Beneficiaries

If the same class of beneficiaries under paragraph (1) above contains two or more persons, they share equally, with further subdivision of such equal shares as next provided. In class (b), where a child dies before the deceased leaving children who survive the deceased, such child’s share is subdivided equally among those children. In class (d), where a brother or sister dies before the deceased leaving children who survive the deceased, such brother or sister’s share is subdivided equally among those children.

(3)	Definitions

For purposes of this section 5.4, “child” means a person’s son or daughter by legitimate blood relationship or legal adoption; “parent” means a person’s father or mother by legitimate blood relationship or legal adoption; “brother” or “sister” means another child of either or both of one’s parents.

6. Disability Benefit

6.1	Nature of Disability Benefits

The benefits provided under this article 6 (“Disability Benefits”) are in the nature of long-term disability benefits, payable on account of and for the duration of a person’s incapacity on account of disability. These Disability Benefits are intended to qualify as employee welfare benefits under ERISA and as “disability pay” under section 409A of the Internal Revenue Code and its supporting regulations, thereby being exempt from the scope and application of section 409A.

6.2	Payment of Disability Benefit

If a person who becomes a retiree also becomes entitled to long-term disability benefits under the ExxonMobil Disability Plan, the person shall receive monthly Disability Benefits under this Plan. Such Disability Benefits shall commence at the time the person commences long-term disability benefits under the ExxonMobil Disability Plan and shall continue as long as entitlement to long-term disability or transition benefits under such plan continues.

6.3	Benefit Formula

(A)	In General

The amount of each monthly Disability Benefit payable to a person is determined by dividing one-half of the person’s final average incentive compensation, determined under section 2.2(B) above, by 12 and deducting therefrom the offset described in paragraph (B) below.

(B)	Offset

Commencing with the month in which a person’s Incentive Pension Benefit is paid, the amount of the person’s monthly Disability Benefit shall be reduced by the monthly amount of the person’s Incentive Pension Benefit and/or Overseas Makeup Benefit (expressed as a five-year-certain and life annuity). In the case of a Key Employee, the offset provided under this paragraph (B) shall be applied beginning with the month his or her Incentive Pension Benefit would have been paid if he or she were not a Key Employee.

6.4	Offset for Similar Benefit

If a person receiving Disability Benefits hereunder is also entitled to comparable payments under a plan of a service-oriented employer (as defined in the ExxonMobil Common Provisions) other than the Corporation under circumstances where the Plan Administrator determines that such benefits are duplicative of the Disability Benefits payable hereunder, then such Disability Benefits shall be reduced by the amount of such comparable payment. In any given case, the Plan Administrator may determine the precise amount of this offset and if a conversion of currency computation is required, may follow the process established under the ExxonMobil Pension Plan.

6.5	Disability Death Benefit

(A)	Death During Employment

If a person dies as an active employee with 15 or more years of Benefit Plan Service, as determined under the ExxonMobil Common Provisions, then the person’s beneficiary (as determined under section 5.2 above) shall receive a disability death benefit equal to the present value of 60 monthly installments of the person’s Disability Benefit, calculated as if the person had become eligible for Disability Benefit payments on the day prior to death. For purposes of this paragraph (A), the value of the person’s Disability Benefit installments shall be determined by applying the offset under section 6.3(B) above as if the person’s Incentive Pension Benefit and/or Overseas Makeup Benefit were payable at the time of death.

(B)	Death After Commencement of Disability Retirement Payments

If a person dies while receiving Disability Benefits under this article 6 but before the receipt of 60 monthly installments, the person’s beneficiary (as determined under section 5.2 above) shall receive the lump-sum equivalent value of the remaining 60 monthly installments. If at the time of death the person’s Incentive Pension Benefit had not been paid, then the value of the person’s remaining Disability Benefit installments shall be determined by applying the offset under section 6.3(B) above as if the person’s Incentive Pension Benefit and/or Overseas Makeup Benefit were paid at the time of death.

7. Miscellaneous

7.1	Plan Administrator

The Plan Administrator shall be the Manager, Compensation, Benefit Plans and Policies, Human Resources Department, Exxon Mobil Corporation. The Plan Administrator shall have the right and authority to conclusively interpret this Plan for all purposes, including the determination of any person’s eligibility for benefits hereunder and the resolution of any and all appeals relating to claims by participants or beneficiaries, with any such interpretation being conclusive for all participants and beneficiaries.

7.2	Nature of Payments

Payments provided under this Plan are considered general obligations of the Corporation.

7.3	Assignment or Alienation

Except as provided in section 7.5 below, payments provided under this Plan may not be assigned or otherwise alienated or pledged.

7.4	Amendment or Termination

The Corporation reserves the right to amend or terminate this Plan, in whole or in part, including the right at any time to reduce or eliminate any accrued benefits hereunder and to alter or amend the benefit formula set out herein.

7.5	Forfeiture Of Benefits

No person shall be entitled to receive payments under this Plan, and any payments received under this Plan shall be forfeited and returned, if it is determined by the Corporation in its sole discretion, acting through its chief executive or such person or committee as the chief executive may designate, that a person otherwise entitled to a payment under this Plan or who has commenced receiving payments under this Plan:

(A)	engaged in gross misconduct harmful to the Corporation,
(B)	committed a criminal violation harmful to the Corporation,
(C)	had concealed actions described in (A) or (B) above which would have brought about termination from employment thereby making the person ineligible for benefits under this Plan,
(D)	separated from service prior to attaining Normal Retirement Age without having received from the Corporation or its delegatee prior written approval for such termination, given in the sole discretion of the Corporation or its delegatee and in the context of recognition that benefits under this Plan would not be forfeited upon such termination, or
(E)	had been terminated for cause.